For the six months ended 12/31/97
File number:  811-3175

                          SUB-ITEM 77 D


         Policies with Respect to Securities Investments


          On   October  25,   1997  the  Directors
authorized   a  modification  of  the   investment
policies  of the Fund to expand the definition  of
equity-related   securities  to   include   common
stocks, preferred stocks, rights, warrants and debt securities or preferred stocks which are convertible or exchangeable for common stocks or preferred stocks and master limited partnerships, among others


























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